                                                                Exhibit 10.14

May 12, 1997

Mr. Jason M. Patchen
4932 Ridgemoor Circle
Palm Harbor, FL 34685


Dear Mr. Patchen,

This letter, when accepted by you in a manner hereinafter provided, will evidence the agreement among Mr. Jason M. Patchen (the "Employee") and Complete Wellness Independent Physician Association, Inc. (the "Company"), a subsidiary of Complete Wellness Centers, Inc., a Delaware corporation ("CWC") for the provision of certain services to be rendered by Employee to the Company (the "Agreement"), all under the following terms and conditions to wit:

1. EMPLOYMENT DUTIES

The Company shall employ Employee as President and Chief Operating Officer. Employee shall report to the Chairman and Chief Executive Officer, subject in all events to the control and supervision of the Board of Directors.

Employee shall devote his time and best efforts on a substantially full time basis to the business and affairs of the Company.

2. EMPLOYMENT TERM

This Agreement shall commence on June 1, 1997, and shall end on May 31, 2000 (the "Employment Term") unless extended by the Company and Employee in writing or unless sooner terminated in accordance with the provisions of this Agreement.

3. COMPENSATION, EXPENSES, ETC.

In consideration of performance of the services and activities hereby, the Company shall pay Employee compensation as follows:

        A. An initial base salary of forty-five thousand dollars ($90,000) per annum until such time as the Company is operational. At such time as the Company is operational, Employee's base salary shall increase to eighty thousand dollars ($150,000.00) per annum, payable semi-monthly in arrears. For the purposes of this Agreement, the Company shall be deemed to be "operational" at such a time as the Company executes a binding agreement(s) with a managed care organization(s) covering at least two thousand five hundred (2,500) lives.

        B. Employee shall receive an additional performance bonus (the "Bonus") equal to twenty percent (20%) of the Company's management bonus pool ("Management Bonus Pool"). The management Bonus Pool shall be equal to ten percent (10%) of the Company's annual pre-tax income, determined in accordance with generally accepted accounting principles ("GAAP"). However, in no case shall the Management Bonus Pool exceed five million dollars ($5,000,000.00) annually. In the event Employee terminates his employment agreement with the Company, his Bonus will be reallocated by the Board.

                In the event the Company is obligated in fiscal year 1998 to fund shortfall in its capital reserves to meet managed care contracting requirements, the Company shall defer payment of the Bonus due employee in fiscal year 1998 until fiscal year 1999 and such deferred Bonus shall not be included as part of the five million dollar ($5,000,000.00) cap on the Management Bonus Pool for that year.

                In the event this Agreement is terminated by the Company in accordance with section 5 herein, unless such termination is for Cause, Employee shall receive a pro rata portion of the Bonus.

        C. An automobile allowance in the amount of five hundred dollars ($500.00) per month, commencing at such a time as the Company is operational.

        D. Four (4) weeks of compensated vacation which shall vest ratably throughout the year. Vacation accrued but unused at the end of the calendar year may be carried over into the following year and used in accordance with Company policy.

        E. The Company shall make available such health benefits and any other benefits as it makes available to its executive employees.

        F. Upon termination of this Agreement by mutual written agreement, death, or disability of the Employee, or change of control (where change of control shall mean (i) any transaction that has the result that stockholders of the Company immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, liquidation or any other form of corporate transaction; (ii) a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive; or (iii) a sale, lease exchange or other disposition of all or substantially all the property and assets of the Company), the Employee shall receive a severance package equal to fifty percent (50%) of Employee's annual base salary at the time of termination, payable in six (6) equal monthly installments, beginning in the second calendar month following the month in which termination occurs.

                Employee shall be entitled to all holidays that are prescribed by the Company's policies and practices. The Employee shall be entitled to five (5) days paid sick leave per year. Unused sick leave days may not be carried over to the following calendar year or years.

        G. The Company shall provide Employee with an office and secretarial services comparable to those of its other executive employees.

        H. The Company shall deduct the usual withholding taxes from Employee's compensation consistent with standard practices and applicable federal and state laws.

        I. The Company shall reimburse Employee for any documented out of pocket expenses incurred in connection with the duties and responsibilities described herein, subject to the Company's policies. Upon termination of this Agreement, all accrued but unpaid compensation to Employee shall be payable in full.

4. STOCK OPTIONS

A. Time Options - Employee shall be granted on June 1, 1997 under the Company's stock option plan non-qualified options ("Time Options') to purchase two hundred
(700) shares of the Company's Common Stock at an exercise price of one dollar ($1.00) per share which shall be evidenced by a stock option agreement (such Time Options shall be subject to adjustment in the event of a re-capitalization, stock split, rights offering, stock dividend). Sale of the shares of Common Stock issued to Employee upon the exercise of the Time Options may be subject to limitations pursuant to Rule 144 under the Securities Act of 1933. The Time Options shall vest with respect to thirty-three and one-third percent (33 1/3%) on June 1, 1998; thirty-three and one-third percent (33 1/3%) on June 1, 1999; and thirty-three and one-third percent (33 1/3%) on May 31, 2000. The Time Options shall be exercisable for a period of five (5) years from June 1, 1997. However, in the event this Agreement is terminated for cause or in the event Employee resigns from the employment of the Company, the vested Time Options shall be exercisable for a period of three (3) months from the date of such termination or resignation.

B. Performance Options - Employee shall be granted on June 1, 1997 under the Company's stock option plan, non-qualified performance options ("Performance Options') to purchase two hundred (200) shares of the Company's Common Stock at an exercise price of one dollar ($1.00) per share which shall be evidenced by a stock option agreement (such Performance Options shall be subject to adjustment in the event of a re-capitalization, stock split, rights offering, stock dividend). Sale of the shares of Common Stock issued to Employee upon the exercise of the Performance Options may be subject to limitations pursuant to Rule 144 under the Securities Act of 1933. The Performance Options shall vest at the rate of twenty (20) Performance Options for every one million dollars ($1,000,000.00) of after tax net income determined in accordance with GAAP, generated by the Company in fiscal year 1999, which ends December 31, 1999. However, in the event this Agreement is terminated for cause or in the event Employee resigns from the employment of the Company, the vested Performance Options shall be exercisable for a period of three (3) months from the date of such termination or resignation.

C. Additional Options - In the event of an initial public offering ("IPO') by the Company, the Company shall, in addition to the Time Options and the Performance Options, create a management stock option plan ("Management Option Plan") representing not less than five percent (5%) of the fully issued and outstanding shares of the Company at that time, before the issuance of the shares in the IPO, and employee shall be granted twenty percent (20%) of the Management Option Plan.

5.   TERMINATION

This Agreement may be terminated prior to the end of the Employment Term,
        (i)   by the written agreement between Company and Employee;
        (ii) by the death of Employee or her disability for a period of one hundred and twenty (120) consecutive days or the adjudicated mental incompetency of Employee; or
        (iii) by the Company for cause, where "cause" shall mean for purpose of this Agreement:
                    (a) a violation by Employee of any material provision of
                        this Agreement, a breach of fiduciary duty or conduct involving moral turpitude, where such violation, activity, or conduct is not remedied by Employee within thirty, (30) days of written notice from the Company
                    (b) employee's conviction of a felony

6. COVENANT NOT TO COMPETE; NOT TO SOLICIT

        A. During the Employment Term and for a period of six (6) months thereafter, the Employee will not without the prior written permission of the Company in each instance directly or indirectly carry on or participate in a business the same as or similar to or in competition with that conducted or engaged in by the Company or any of its subsidiaries or affiliates. In the event this Agreement is terminated in accordance with Section 5 herein, the terms of this
           Section 6(a) shall be applicable for a period of six (6) months beyond such termination.

        B. The term "carry on or participate in a business the same as or similar to that conducted or engaged in by the Company or any of its subsidiaries or affiliates" shall include the Employee, directly or indirectly, doing any of the following listed acts, other than carrying on or engaging in activities expressly permitted under this
           Agreement:
              (i) carrying on or engaging in any such business as a principal, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder or limited partner owning more than five percent (5%) of the stock or equity interests in or securities convertible into more than five percent (5%) of the stock of or equity interests in any corporation, association or limited partnership; or
              (ii) as agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of any such business; or
              (iii) lending credit or money for the purpose of establishing or operating any such business; or

              (iv) giving advice to any other person, firm, association, corporation or other entity engaging in any such business, provided such other person, firm, association, corporation or other entity is not a member of Employee's immediate family; or
              (v) lending or allowing his name or reputation to be used in any such business; or
        C. In the event of a breach or threatened breach by the Employee of the provisions of this Section 6, the Company shall be entitled to injunctive relief against the Employee. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Employer for such breach or threatened breach, including without limitation the recovery of damages from the Employee.

        D. During the Employment Term and for six (6) months thereafter, the Employee will not without the prior written permission of the Company in each instance will not solicit, or attempt to solicit and employ any employee of the Company or any of its subsidiaries or affiliates, or commit an act the primary purpose of which is to induce employee of the Company or any of its subsidiaries or affiliates to leave such employment or significantly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, relating to the business activities between the Company or any of its subsidiaries or affiliates and their respective prospects.

        E. The parties hereto consider the restrictions contained in this
           Section 6 to be reasonable. If, however, such restrictions are found by any court having jurisdiction to be unreasonable because they are (or any of them is) too broad, then such restrictions shall nevertheless remain effective, but shall be considered amended as to protection of business, time or geographic area in whatever manner is considered reasonable by that court and, as so amended, shall be enforced.

        F. The provisions of this Section 6 shall survive the expiration or termination, for any reason, or this Agreement and shall be separately enforceable.

7. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

        A. The Employee agrees that she will not, during the Employment Term or thereafter, make use of, divulge or otherwise disclose, directly or indirectly, any trade or business secret (including, without limitation, any customer list, data, records or financial information constituting a trade or business secret) concerning the business or policies of the Company or any of its subsidiaries or affiliates which she may have learned as a result of her employment during the Employment Term or prior thereto as shareholder, employee, officer and/or director or the Company except to the extent such use or disclosure is necessary to the performance of this Agreement and in furtherance of the Company's best interest. The provisions of this
           Section 7 shall survive the expiration or termination, for any reason, of this Agreement.

        B. The Employee shall not during the Employment Term or for six (6) months thereafter make use of, divulge or otherwise disclose, directly or indirectly, any confidential information concerning the business or policies of the Company or any of its subsidiaries or affiliates which she may have learned while a shareholder, employee, officer and/or director of the Company.

        C. In the event of a breach or reasonably threatened breach by the Employee of the provisions of this Section 7, the Company shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, any such trade or business secret and/or any such confidential information, or from rendering any services to any person, firm, corporation, association, or other entity to whom any such trade or business secret and/or any such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including without limitation the recovery of damages from the Employee.

        D. The provisions of this Section 7 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable.

8. AMENDMENT

This Agreement may be amended only by the written agreement of the Company and Employee.

9. SUCCESSORS AND ASSIGNS

The Company's rights and obligations under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company; and the Company may delegate all or any part of its rights and obligations hereunder to any affiliate or subsidiary of the Company.

The Employee acknowledges and agrees that this Agreement is personal to her and her rights and interests hereunder may not be assigned, nor may her obligations and duties hereunder be delegated with exception of the voting rights assigned to Employee's spouse by Employee.

10. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

11. ENTIRE AGREEMENT

This Agreement supersedes any and all other agreements, either oral or written heretofore made with respect to the subject matter hereof.

12. SEVERABILITY

Any provision of this Agreement which is found to be unenforceable in any jurisdiction, shall, as to such jurisdiction only, be ineffective to the extent of such unenforceability, without invalidating or otherwise affecting the remaining provisions hereof. If any of the covenants against competition contained in Section 6 are found by a court having jurisdiction to be unreasonable in duration, geographical scope, or character of restriction, the covenant shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or character of restriction of said covenant shall respectively be reduced or modified to render the covenant reasonable and the covenant shall be enforced as modified.

13. COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

14. NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to:
        (i) Employee at the address shown above, or at such other address or addresses as Employee shall designate to the Company in accordance with this Section, or
        (ii) Company at the address set forth on the above letterhead, or at such other address as the Company shall designate to Employee in accordance with this section.

15. PRONOUNS

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

16. MISCELLANEOUS

        A. No delay or omission by the Company or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

        B. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any of this Agreement.

17. EMPLOYEE REPRESENTATIONS

Employee represents and warrants that he has the full power and authority to enter into this Agreement and perform the duties as contemplated hereunder. Employee further represents and warrants that he is free to enter into this Agreement and that there are no other employment contracts, agreements or understandings, written or oral, restrictive covenants, agreements not to compete, confidentiality agreements or other restrictions whether written or oral, preventing the performance of his duties hereunder. To the extent of any breach of these representations and warranties by Employee, Employee agrees to indemnify Employer and hold Employer harmless from any claim, action, liability, damage or loss threatened or incurred by Employer on account of such breach.


                          *            *            *

If the foregoing accurately sets out our agreement with regard to the above, please indicate your acceptance by executing and returning two copies of this letter to the undersigned.

Very truly yours,


COMPLETE WELLNESS INDEPENDENT PHYSICIAN ASSOCIATION, INC.


By:
   -------------------------------
   C. Thomas McMillen
   Chairman and CEO



Accepted and agreed to this ___ day of _________________, 1997.


----------------------------------
Jason M. Patchen
"Employee"